Exhibit 10.2

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE: ACTIVISION BLIZZARD, INC.	)	Consolidated
STOCKHOLDER LITIGATION	)	C.A. No. 8885-VCL

NOTICE OF PENDENCY AND SETTLEMENT OF ACTION

TO: ALL RECORD AND BENEFICIAL HOLDERS OF SHARES OF COMMON STOCK OF ACTIVISION BLIZZARD, INC. (“ACTIVISION” OR THE “COMPANY”) THAT WERE ISSUED AND OUTSTANDING AS OF JULY 25, 2013 (“CLASS SHARES”), INCLUDING THEIR HEIRS, ASSIGNEES, TRANSFEREES, SUCCESSORS-IN-INTEREST, AND ALL OTHER PERSONS WHO ACQUIRED CLASS SHARES AFTER JULY 25, 2013, BUT EXCLUDING THE DEFENDANTS AND THEIR AFFILIATES.

BROKERAGE FIRMS, BANKS, AND OTHER PERSONS OR ENTITITES WHO HELD CLASS SHARES OR WHO HELD SHARES OF RECORD WHO ARE NOT ALSO BENEFICIAL OWNERS, ARE DIRECTED TO FORWARD THIS NOTICE PROMPTLY TO THE BENEFICIAL OWNERS OF SUCH SHARES, OR REQUEST ACTIVISION TO DO SO (SEE SECTION AT THE END OF THIS NOTICE ENTITLED “NOTICE TO PERSONS OR ENTITIES HOLDING RECORD OWNERSHIP ON BEHALF OF OTHERS”).

The purpose of this Notice is to inform you about: (i) the pendency of the above-captioned stockholder derivative and class action (the “Action”), which was brought by an Activision stockholder on behalf of and for the benefit of a class of Activision stockholders and Activision in the Court of Chancery of the State of Delaware (the “Court”); (ii) a proposed settlement of the Action (the “Settlement”), subject to Court approval and subject to other conditions of the Settlement being satisfied, i.e., the Effective Date occurs, as provided in a Stipulation of Settlement (the “Stipulation”) that was filed with the Court and is publicly available for review as indicated in paragraph 42 below; (iii) the hearing that the Court will hold On March 4, 2015 at 2:00 p.m., to determine whether to finally certify the class, whether to approve the Settlement and to consider Plaintiff’s Counsel’s application for an award of attorneys’ fees and expenses and Plaintiff’s Counsel’s application for a special award to Plaintiff; and (iv) current Class members’ and stockholders’ rights with respect to the proposed Settlement and Plaintiff’s Counsel’s application for attorneys’ fees and expenses and Plaintiff’s Counsel’s application for a special award to Plaintiff.1

PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY.
YOUR RIGHTS WILL BE AFFECTED BY THE ACTION.

1 All capitalized terms not otherwise defined in this Notice shall have the meaning provided in the Stipulation.

The Stipulation was entered into as of December 19, 2014, between and among: plaintiff in the Action (“Plaintiff”); Vivendi S.A. (“Vivendi”) and individual defendants Philippe G.H. Capron, Jean-Yves Charlier, Frédéric R. Crépin, Jean-Francois Dubos, Lucian Grainge, and Régis Turrini (the individual defendants collectively, the “Appointed Directors” and the Appointed Directors and Vivendi, collectively the “Vivendi Defendants”); individual defendants Robert J. Corti, Robert J. Morgado, and Richard Sarnoff (collectively, the “Special Committee Defendants”); individual defendants Brian G. Kelly and Robert A. Kotick (Messrs. Kelly and Kotick, collectively the “Management Defendants “), ASAC II LP (“ASAC”) and ASAC II LLC (“ASAC GP”) (ASAC and ASAC GP, collectively, the “ASAC Defendants,” and together with the Vivendi Defendants and the Special Committee Defendants, the “Defendants”); and nominal defendant Activision (collectively with Plaintiff, Vivendi Defendants, Special Committee Defendants, and ASAC Defendants, the “Parties”), subject to the approval of the Court pursuant to Delaware Chancery Rules 23 and 23.1.

Because this Action was brought as a class and derivative action on behalf of and for the benefit of a class of stockholders and Activision, the benefits of the Settlement will go to both Activision and the Class, as defined below. Individual Class members will not receive any direct payment of funds from the Settlement, but will obtain the benefits from the Settlement that are described in paragraph 29 below.

WHAT IS THE PURPOSE OF THIS NOTICE?

1.         The purpose of this Notice is to explain the Action, the terms of the proposed Settlement, and how the Settlement affects Activision stockholders’ and Class members’ legal rights.

2.         In a derivative action, one or more people and/or entities who are current stockholders of a corporation sue on behalf of and for the benefit of the corporation, seeking to enforce the corporation’s legal rights.

3.         In a class action, one or more people and/or entities who were stockholders at the time the claim arose sue on behalf of and for the benefit of the individual class members, seeking to enforce the Class members’ legal rights.

4.         As described more fully in paragraph 40 below, Class members, including current stockholders, have the right to object to the proposed Settlement, the application by Plaintiff’s Counsel for an award of attorneys’ fees and expenses and Plaintiff’s Counsel’s application for a special award to Plaintiff. They have the right to appear and be heard at the Settlement Hearing, which will be held before The Honorable J. Travis Laster on March 4, 2015, at 2:00 p.m., at the New Castle County Courthouse, 500 N. King Street, Wilmington, Delaware 19801. At the Settlement Hearing, the Court will (a) determine whether the proposed Settlement, on the terms and conditions provided for in the Stipulation, is fair, reasonable, and adequate and in the best interests of the Class, Activision and its current stockholders; (b) determine whether the Court should finally approve the Stipulation and enter the Judgment as provided in the

Stipulation, dismissing the Action with prejudice and extinguishing and releasing the Released Claims; (c) consider Plaintiff’s Counsel’s Fee and Expense Application, (d) consider any application by Plaintiff’s counsel for a special award to Plaintiff; (e) hear and determine any objections to the proposed Settlement, the class action determination or Plaintiff’s Counsel’s Fee and Expense Application, including a special award to Plaintiff; and (f) rule on such other matters as the Court may deem appropriate.

5.               The Court has reserved the right to adjourn or continue the Settlement Hearing including consideration of the application by Plaintiff’s Counsel for attorneys’ fees and expenses and any application by Plaintiff’s Counsel for a special award to Plaintiff, without further notice to you other than by announcement at the Settlement Hearing or any adjournment thereof, or notation on the docket in the Action. The Court has further reserved the right to approve the Settlement, at or after the Settlement Hearing, with such modifications as may be consented to by the Parties and without further notice of any kind.

WHAT IS THIS CASE ABOUT? WHAT HAS HAPPENED SO FAR?

THE FOLLOWING DESCRIPTION OF THE ACTION AND THE SETTLEMENT HAS BEEN PREPARED BY COUNSEL FOR THE PARTIES. THE COURT HAS MADE NO FINDINGS WITH RESPECT TO SUCH MATTERS, AND THIS NOTICE IS NOT AN EXPRESSION OR STATEMENT BY THE COURT OF FINDINGS OF FACT.

6.         On or about July 9, 2008, Vivendi indirectly acquired majority control of Activision as a result of a merger between Activision and Vivendi Games.

7.         At all relevant times through the closing of the challenged transactions on October 11, 2013, Vivendi indirectly owned approximately 62% of Activision’s outstanding shares of common stock.

8.         On January 29, 2013, the Management Defendants sent a letter to Vivendi proposing a potential transaction that would be subject to the review, negotiation and approval of a special committee of Activision’s Board and involve the purchase of all of Vivendi’s Activision shares at $13.15 per share by Activision, using cash on hand and $4-5 billion in new debt, and “new equity sponsors.” The Management Defendants “would contribute a significant amount of [their] own money to fund the equity portion of the purchase price with the additional equity coming from new investors.”

9.         On February 14, 2013, the Management Defendants sent a letter to Vivendi providing more details about their proposal. The letter proposed that, subject to review, negotiation and approval of an independent special committee of Activision’s Board, Activision would repurchase approximately $6 billion of Vivendi’s stake at $13.15 by using $1.3 billion in cash and $4.7 billion in new debt, and that an investment group to be assembled by the Management Defendants would simultaneously purchase the remaining approximately $3 billion of Vivendi’s stake at the same price.

10.                            On February 28, 2013, the Board authorized the formation of a Special Committee consisting of the Special Committee Defendants, which promptly retained independent advisors. The Special Committee was authorized to consider not only the proposal made at that time by the Management Defendants but any other alternative transaction or no transaction at all.

11.                            Following the formation of the Special Committee, the ASAC investment group was formed.

12.                            On July 25, 2013, following negotiations among the Special Committee, Vivendi and the Management Defendants, Vivendi, ASAC and Activision entered into a stock purchase agreement (the “Stock Purchase Agreement” or “SPA”). Pursuant to the SPA, Activision agreed to purchase the shares of a Vivendi subsidiary (“Holdco”) that held 428,676,471 shares of Activision’s common stock for $13.60 per share. Holdco also had certain beneficial tax attributes at the time of such purchase of Holdco by Activision. ASAC agreed to purchase from Vivendi 171,968,042 shares of Activision’s common stock at the same price of $13.60 per share but without the additional tax benefits (collectively, the “Transaction”).

13.                            On August 1, 2013, Todd Miller commenced an action styled Todd Miller v. Kotick, et al., Case No. BC517086 (Cal. Super.) (the “Miller Action”), filed in the California Superior Court in Los Angeles County, asserting derivative claims on behalf of Activision against the Management Defendants, the Special Committee Defendants, the Vivendi Defendants and Does 1-25, and naming Activision as a nominal defendant.

14.                            On September 11, 2013, after making a books and records demand and receiving confidential records of Activision, Plaintiff in the Action, Anthony Pacchia, filed a complaint in the Delaware Court of Chancery asserting derivative claims on behalf of Activision against the Management Defendants, the Special Committee Defendants, and the Vivendi Defendants with respect to the Transaction. Activision was named as a nominal defendant.

15.                            Also on September 11, 2013, plaintiff Douglas M. Hayes filed a complaint in the Court asserting derivative claims on behalf of Activision and class claims on behalf of a putative class of Activision stockholders against Defendants and other parties.

16.                            On October 11, 2013, the Transaction closed. Upon closing, the Appointed Directors resigned from the Board of Directors of Activision, a committee of Activision’s Board consisting of Corti and Morgado appointed Peter Nolan and Elaine Wynn as new directors of Activision, and Activision and ASAC entered into a Stockholders Agreement (the “Stockholders  Agreement”).

17.                            On November 11, 2013, the Court entered an order consolidating the Pacchia and Hayes actions.2

2 The following constituent actions were consolidated into the Action: Pacchia v. Kotick, et al., C.A. No. 8884-VCL (Del. Ch.); Hayes v. Activision Blizzard, Inc., et al., C.A. No. 8885-VCL (Del. Ch.); and Benston v. Vivendi S.A., C.A. No. 9447-VCL (Del. Ch.).

18.                       On December 3, 2013, the Court named Pacchia Lead Plaintiff and appointed Friedlander & Gorris, P.A. and Bragar Eagel & Squire, PC as Plaintiff’s Counsel and Rosenthal, Monhait & Goddess, P.A. as Delaware Liaison Counsel (“Plaintiff’s Counsel”).

19.                       Subsequently, Plaintiff amended his complaint four more times, with the operative complaint being a Fifth Amended Verified and Class Action Complaint (the “Complaint”). The Complaint seeks derivative and direct relief against the Vivendi Defendants, the Special Committee Defendants, the Management Defendants, and the ASAC Defendants with respect to the Transaction. The Complaint alleges that the Vivendi Defendants, the Special Committee Defendants and Management Defendants breached their fiduciary duties by entering into the Transaction, and that the ASAC Defendants aided and abetted those alleged breaches. Among other things, the Complaint alleges, and the Defendants deny, that the Management Defendants usurped a corporate opportunity in purchasing shares of stock from Vivendi at a discount to the market price and obtained control over Activision, and that Vivendi assented to the Transaction to obtain desired liquidity. The Complaint also challenges the initial appointment and subsequent re-nomination and reelection by some or all of the Special Committee Defendants and Management Defendants of directors Peter Nolan and Elaine Wynn to the Activision Board as a breach of fiduciary duty and a breach of the Stockholders Agreement by ASAC.

20.                       On June 6, 2014, the Court denied Defendants’ motions to dismiss the breach of fiduciary duty claims alleged in a prior iteration of the Complaint. On June 6, 2014, the Court granted ASAC’s motion to dismiss Plaintiff’s direct and derivative claims for breach of the Stockholders Agreement, but gave Plaintiff leave to re-plead derivative claim only. At the time the Parties entered into the settlement embodied in the Stipulation, ASAC’s motion to dismiss Plaintiff’s re-pleaded derivative breach of contract claim was sub judice.

21.                       On June 6, 2014, the Court denied a motion filed by the plaintiff in Benston v. Vivendi S.A., C.A. No. 9447-VCL (Del. Ch.), which sought permission for his counsel to participate in the leadership of the Action.

22.                       During the course of the litigation, Plaintiff propounded extensive discovery, including subpoenas to 16 third parties. In response to Plaintiff’s discovery requests, the Defendants and non-parties produced in excess of 800,000 pages of documents.

23.                       Plaintiff’s Counsel deposed 23 fact witnesses and Plaintiff was, himself, deposed.

24.                       The Parties engaged in expert discovery, including the exchange of opening and rebuttal reports, the deposition of Plaintiff’s expert and Plaintiff’s counsel’s deposition of three of Defendants’ expert witnesses. At a later date, after discovery was complete, Defendants determined not to identify their fourth expert witness as a trial witness.

25.                       On October 29, 2014, the Court entered an order providing that trial would last for up to ten days, from December 8-19, 2014.

26.                       On November 12, 2014, the Court entered an order certifying a class, pursuant to Court of Chancery Rules 23(a), 23(b)(1), and 23(b)(2), of all holders of shares of Activision common stock that were issued and outstanding as of July 25, 2013, in their capacities as holders of Class Shares, together with their heirs, assignees, transferees, and successors-in-interest, in each case in their capacity as holders of Class Shares (the “Class”). The Class includes anyone who acquired Class Shares after July 25, 2013. The Defendants and their affiliates are excluded from the Class. Limited partners in ASAC and their affiliates are included in the Class, but only to the extent they own Class Shares outside of ASAC and ownership of those shares is not attributable to ASAC. The Court also appointed Pacchia as representative of the Class, and Friedlander & Gorris, P.A. and Bragar Eagel & Squire, PC as Plaintiff’s Counsel and Rosenthal, Monhait & Goddess, P.A. as Liaison Counsel for the Class. In early November 2014, the parties exchanged drafts of a Proposed Pre-Trial Order.

27.                            In connection with efforts to settle this matter, the Parties engaged in extensive discussions, including three all-day mediation sessions with former United States District Court Judge Layn Phillips.

28.                            On December 19, 2014, the Parties entered into a formal Stipulation of Settlement setting forth the terms of the Settlement.

WHAT ARE THE TERMS OF THE SETTLEMENT?

29.                            As consideration for the Settlement:

a.                                Defendants shall cause to be paid the total sum of two hundred seventy-five million dollars ($275,000,000) (the “Settlement Payment”) into Escrow (the “Settlement Fund”). The balance of the Settlement Fund, minus all costs and expenses incurred in connection with administering the Escrow and the amount of any Fee Award (as defined in paragraph 38 below), shall be released from Escrow and paid to Activision ten business days after the Settlement Effective Date, which is the date the Court’s Judgment approving the Settlement becomes final. The Settlement Payment shall be funded as follows:

(i)                                  One or more payments by Vivendi totaling sixty-seven million five hundred thousand dollars ($67,500,000) (the “Vivendi Settlement Payment”) within ten business days after entry of the Judgment, provided that Plaintiff’s Counsel has timely provided complete wire transfer information and instructions. The Appointed Directors bear no personal responsibility for any payment in connection with the Stipulation or Settlement. The Vivendi Defendants have no responsibility for the Non-Vivendi Settlement Payment, and no Party other than Vivendi shall have any responsibility for the Vivendi Settlement Payment.

(ii)                              One or more payments on behalf of or by the Special Committee Defendants, the ASAC Defendants and the Management Defendants, to be paid by ASAC and from multiple insurers, totaling two hundred seven million five hundred thousand dollars ($207,500,000) (the “Non-Vivendi

Settlement Payment”). The Special Committee Defendants and the Management Defendants shall cause any insurer payments on their behalf to be made within 15 business days after entry of the Judgment, provided that Plaintiff’s Counsel has timely provided complete wire transfer information and instructions. Payment of that portion of the Non-Vivendi Settlement Payment from ASAC is due ten business days after entry of the Judgment, provided that Plaintiff’s Counsel has timely provided complete wire transfer information and instructions, and further provided that no objection to approval of the Stipulation or entry of Judgment is filed. If an objection to approval of the Stipulation or entry of the Judgment is filed other than an objection directed solely to an award of attorneys’ fees and costs, then payment by ASAC is due within ten business days after the Effective Date. Pending the payment required by this paragraph, ASAC shall continue to own shares of Activision stock with a minimum market value equal to 125% of the amount of the payment ASAC is obligated to make under this paragraph plus the amount of all outstanding indebtedness. Because the payments are being made on their behalf as described above, the Special Committee Defendants and the Management Defendants bear no personal responsibility for any payment in connection with the Stipulation or Settlement. Activision shall not fund any portion of the Settlement Payment.

b.                                    On or before July 31, 2015, the number of directors of Activision will be expanded by two, and such newly created directorships shall be filled by persons independent (per the NASDAQ listing standards) of and unaffiliated with all of the following: ASAC; ASAC GP; any limited partner of ASAC; any general partner of ASAC GP; or any indirect owner of ASAC GP. Activision will make any changes to Activision’s bylaws, certificate of incorporation or other corporate documents necessary to facilitate this obligation. In the event either of the directors appointed pursuant to this provision resigns during the period specified below, he or she shall be replaced by a person meeting these requirements; however, Activision has no obligation to replace any current Activision director in the event of a resignation of such director during the period specified below.

c.                                     Within ten days of the entry of the Judgment, the parties to the Stockholders Agreement, dated as of October 11, 2013, by and among Activision and ASAC, will amend that Section 3.07 of that Agreement to change the referenced “Stockholder Percentage Interest” from “in excess of 24.9 percent” to “in excess of 19.9 percent.”

d.                                   If the Court approves the Settlement and all of the conditions are met, each of the provisions set forth in Paragraphs 29(b) and 29(c) above shall remain in effect only so long as ASAC holds more than five percent (5%) of the issued and outstanding stock of Activision.

WHAT ARE THE PARTIES’ REASONS FOR THE SETTLEMENT?

30.       Plaintiff believes that the claims asserted in the Action have merit, but also believes that the settlement set forth below provides substantial and immediate benefits for the Class, Activision and its current stockholders. In addition to these substantial benefits, Plaintiff and his counsel have considered: (i) the attendant risks of continued litigation and the uncertainty of the outcome of the Action; (ii) the probability of success on the merits; (iii) the inherent problems of proof associated with, and possible defenses to, the claims asserted in the Action; (iv) the desirability of permitting the settlement to be consummated according to its terms; (v) the expense and length of continued proceedings necessary to prosecute the Action against the Defendants through trial and appeals; and (vi) the conclusion of Plaintiff and his counsel that the terms and conditions of the Stipulation are fair, reasonable, and adequate, and that it is in the best interests of the Class, Activision, and its current stockholders to settle the Action on the terms set forth herein.

31.       Based on Plaintiff’s Counsel’s thorough review and analysis of the relevant facts, allegations, defenses, and controlling legal principles, Plaintiff’s Counsel believe that the settlement set forth in this Stipulation is fair, reasonable, and adequate, and confers substantial benefits upon the Class, Activision and its current stockholders. Based upon Plaintiff’s Counsel’s evaluation as well as his own evaluation, Plaintiff has determined that the settlement is in the best interests of the Class, Activision and its current stockholders and has agreed to settle the Action upon the terms and subject to the conditions set forth in the Stipulation and summarized herein.

32.       The Defendants deny any and all allegations of wrongdoing, liability, violations of law or damages arising out of or related to any of the conduct, statements, acts, or omissions alleged in the Action, and maintain that their conduct was at all times proper, in the best interests of Activision and its stockholders, and in compliance with applicable law. The Defendants further deny any breach of fiduciary duties or aiding and abetting any breach of such a fiduciary duty. The Defendants affirmatively assert that the Transaction was the best possible transaction for Activision and its stockholders and has provided Activision and its stockholders with substantial benefits. The Defendants also deny that Activision or its stockholders were harmed by any conduct of the Defendants alleged in the Action or that could have been alleged therein. Each of the Defendants asserts that, at all relevant times, they acted in good faith and in a manner they reasonably believed to be in the best interests of Activision and all of its stockholders.

33.       Defendants, however, recognize the uncertainty and the risk inherent in any litigation, and the difficulties and substantial burdens, expense, and length of time that may be necessary to defend this proceeding through the conclusion of trial, post-trial motions, and appeals. In particular, Defendants are cognizant of the burdens this litigation is imposing on Activision and its management, and the impact that continued litigation will have on management’s ability to continue focusing on the creation of stockholder value. Defendants wish to eliminate the uncertainty, risk, burden and expense of further litigation, and to permit the operation of Activision without further distraction and diversion of its directors and executive personnel with respect to the Action. Defendants have therefore determined to settle the Action on the terms and conditions set forth in the Stipulation solely to put the Released Claims (as defined herein) to rest finally and forever, without in any way acknowledging any wrongdoing, fault, liability, or damages.

WHAT WILL HAPPEN IF THE SETTLEMENT IS APPROVED? WHAT CLAIMS WILL THE SETTLEMENT RELEASE?

34.      If the Settlement is approved, the Court will enter a judgment (the “Judgment”). Upon entry of the Judgment, and subject to Activision’s receipt of the Settlement Payment, the Action will be dismissed in its entirety and with prejudice and the following releases will occur:

Release of Claims by Plaintiff, the Class and Activision: Activision, Plaintiff, the Class and each and every other Activision stockholder, on behalf of themselves and any other person or entity who could assert any of the Released Plaintiff’s Claims on their behalf, in such capacity only, shall fully, finally, and forever release, settle, and discharge, and shall forever be enjoined from prosecuting, the Released Plaintiff’s Claims against Defendants and any other Defendants’ Releasees.

“Released Plaintiff’s Claims” means all any and all manner of claims, demands, rights, liabilities, losses, obligations, duties, damages, costs, debts, expenses, interest, penalties, sanctions, fees, attorneys’ fees, actions, potential actions, causes of action, suits, agreements, judgments, decrees, matters, issues and controversies of any kind, nature, or description whatsoever, whether known or unknown, disclosed or undisclosed, accrued or unaccrued, apparent or not apparent, foreseen or unforeseen, matured or not matured, suspected or unsuspected, liquidated or not liquidated, fixed or contingent, including Unknown Claims, whether based on state, local, foreign, federal, statutory, regulatory, common, or other law or rule (including claims within the exclusive jurisdiction of the federal courts, such as, but not limited to, federal securities claims or other claims based upon the purchase or sale of Class Shares), that are, have been, could have been, could now be, or in the future could, can, or might be asserted, in the Action or in any other court, tribunal, or proceeding by Plaintiff or any other Activision stockholder derivatively on behalf of Activision or as a member of the Class, or by Activision directly against any of the Defendants’ Releasees, which, now or hereafter, are based upon, arise out of, relate in any way to, or involve, directly or indirectly, any of the actions, transactions, occurrences, statements, representations, misrepresentations, omissions, allegations, facts, practices, events, claims or any other matters, things or causes whatsoever, or any series thereof, that relate in any way to, or could arise in connection with, the Transaction (or relate to or arise as a result of any of the events, acts or negotiations related thereto) and the nomination, appointment or election of Activision directors, including but not limited to those alleged, asserted, set forth, claimed, embraced, involved, or referred to in, or related to the Fifth Amended Class and Derivative Complaint or the Action, except for claims relating to the enforcement of the Settlement and for any claims that Defendants may have against any of their insurers, co-insurers or reinsurers that are not otherwise released pursuant to other documentation. For the avoidance of doubt, the Released Plaintiff’s Claims include all of the claims asserted in the Miller Action, but do not include claims based on conduct of Defendants’ Releasees after the Effective Date.

“Defendants’ Releasees” means Activision, Defendants, defendants in the Miller Action, and any other current or former officer, director or employee of Activision or of Vivendi, and their respective past, present, or future family members, spouses, heirs, trusts, trustees, executors, estates, administrators, beneficiaries, distributees, foundations, agents, employees, fiduciaries, partners, partnerships, general or limited partners or partnerships, joint ventures, member firms, limited liability companies, corporations, parents, subsidiaries, divisions, affiliates, associated entities, stockholders, principals, officers, directors, managing directors, members, managing members, managing agents, predecessors, predecessors-in-interest, successors, successors-in-interest, assigns, financial or investment advisors, advisors, consultants, investment bankers, entities providing any fairness opinion, underwriters, brokers, dealers, financing sources lenders, commercial bankers, attorneys, personal or legal representatives, accountants, associates and insurers, co-insurers and reinsurers, except with respect to claims by any Defendant or Nominal Defendant against such insurer, co-insurer, or re-insurer that have not otherwise been released pursuant to other documentation.

Release of Claims by Defendants: Defendants and the other Defendants’ Releasees, on behalf of themselves and any other person or entity who could assert any of the Released Defendants’ Claims on their behalf, in such capacity only, shall fully, finally, and forever release, settle, and discharge, and shall forever be enjoined from prosecuting, the Released Defendants’ Claims against Plaintiff’s Releasees.

“Released Defendants’ Claims” means any and all manner of claims, demands, rights, liabilities, losses, obligations, duties, damages, costs, debts, expenses, interest, penalties, sanctions, fees, attorneys’ fees, actions, potential actions, causes of action, suits, agreements, judgments, decrees, matters, issues, and controversies of any kind, nature, or description whatsoever, whether known or unknown, disclosed or undisclosed, accrued or unaccrued, apparent or not apparent, foreseen or unforeseen, matured or not matured, suspected or unsuspected, liquidated or not liquidated, fixed or contingent, including Unknown Claims, whether based on state, local, foreign, federal, statutory, regulatory, common, or other law or rule (including claims within the exclusive jurisdiction of the federal courts), that arise out of or relate in any way to the institution, prosecution, or settlement of the claims against Defendants in the Action, except for claims relating to the enforcement of the Settlement. For the avoidance of doubt, the Released Defendants’ Claims do not include claims based on the conduct of the Plaintiff’s Releasees after the Effective Date and do not include any claims that Defendants may have against any of their insurers, co-insurers or reinsurers that are not otherwise released pursuant to other documentation.

“Plaintiff’s Releasees” means Plaintiff, all other Activision stockholders, and any current or former officer or director of any Activision stockholder, and their respective past, present, or future family members, spouses, heirs, trusts, trustees, executors, estates, administrators, beneficiaries, distributees, foundations, agents, employees, fiduciaries, partners, partnerships, general or limited partners or partnerships, joint ventures, member firms, limited liability companies, corporations, parents, subsidiaries, divisions, affiliates, associated entities, stockholders, principals, officers, directors, managing directors, members, managing members, managing agents, predecessors, predecessors-in-interest, successors, successors-in-interest, assigns, financial or investment advisors, advisors, consultants, investment bankers, entities providing any fairness opinion, underwriters, brokers, dealers, financing sources, lenders, commercial bankers, attorneys, personal or legal representatives, accountants, and associates.

“Unknown Claims” means any Released Plaintiff’s Claims that Activision, Plaintiff, or any other Activision stockholder does not know or suspect to exist in his, her, or its favor at the time of the release of the Defendants’ Releasees, and any Released Defendants’ Claims that any of the Defendants or any of the other Defendants’ Releasees does not know or suspect to exist in his, her, or its favor at the time of the release of the Plaintiff’s Releasees, which, if known by him, her or it, might have affected his, her, or its decision(s) with respect to the Settlement. With respect to any and all Released Plaintiff’s Claims and Released Defendants’ Claims, the Parties stipulate and agree that Activision, Plaintiff and each of the Defendants shall expressly waive, and each of the other Activision stockholders and each of the other Defendants’ Releasees shall be deemed to have waived, and by operation of the Judgment shall have expressly waived, any and all provisions, rights, and benefits conferred by California Civil Code §1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

and any law of any state or territory of the United States, or principle of common law or foreign law, which is similar, comparable, or equivalent to California Civil Code §1542. Activision, Plaintiff and each of the Defendants acknowledge, and each of the other Activision stockholders and each of the other Defendants’ Releasees shall be deemed by operation of law to have acknowledged, that the foregoing waiver was separately bargained for and is a key element of the Settlement.

35.      In the event Vivendi fails to make the Vivendi Settlement Payment as required, Plaintiff shall have the right to terminate the Settlement and the Stipulation as to the Vivendi Defendants by providing written notice of his election to do so to the other parties to the Stipulation and the Court within five business days of such default. In the event Activision does not receive the Non-Vivendi Settlement Payment as required, Plaintiff shall have the right to terminate the Stipulation as to the Defendants other than the Vivendi Defendants by providing written notice of his election to do so to the other parties to the Stipulation and the Court within five business days of such default. In the event this Settlement is terminated as to less than all Defendants, the parties shall otherwise confer with the Court to modify its prior Orders and Judgment consistent with such limited termination and to confer the releases provided solely as to the Defendants as to whom the Settlement is not terminated. In addition to the foregoing,

Plaintiff shall have the right to specifically enforce the Stipulation and compel the payment of the Vivendi Settlement Payment and the Non-Vivendi Settlement Payment.

36.       If the Settlement is approved and the Effective Date occurs, since Activision will have released the Released Plaintiff’s Claims described above against any of the other Defendants’ Releasees, no Activision stockholder or Class member will be able to bring another action asserting those claims against those persons on behalf of Activision or individually excluding any claims any Defendant or Nominal Defendant has against insurers, re-insurers or co-insurers that are not released pursuant to other documentation.

37.       Pending final determination of whether the Settlement should be approved, all proceedings in the Action, other than such proceedings as may be necessary to carry out the terms and conditions of the Settlement and determine a fee award, have been stayed and suspended. Pending final determination of whether the Settlement should be approved, Plaintiff, all Activision stockholders, all Class members, Defendants, and Activision are enjoined from filing, commencing, or prosecuting any Released Claims against the Releasees in the Action or in any other lawsuit in any jurisdiction excluding any claims any Defendant or Nominal Defendant has against insurers, re-insurers or co-insurers that are not released pursuant to other documentation.

HOW WILL THE ATTORNEYS GET PAID?

38.       Plaintiff’s Counsel have not received any payment for their services in pursuing the claims asserted in the Action, nor have Plaintiff’s Counsel been reimbursed for their out-of-pocket expenses. Plaintiff’s Counsel invested their own resources for pursuing the Action on a contingency basis, meaning they would only recover their expenses and be compensated for their time if they created benefits through the Action. In light of the risks undertaken in pursuing the Action on a contingency basis and the benefits created for Activision and the Class through the Settlement and the prosecution of the Action, Plaintiff’s Counsel, on behalf of themselves and counsel for Plaintiff Miller, intend to petition the Court for an award of attorneys’ and litigation expenses to be paid from the Settlement Payment, and from no other source, which is no greater than $72,500,000 (the “Fee Application”). Defendants and Activision have agreed not to object to such a Fee Application. Additionally, Plaintiff’s Counsel will seek a special award to plaintiff Anthony Pacchia in an amount of up to $50,000 (the “Special Award Application”) to be payable from the fees and expenses awarded by the Court to Plaintiff’s Counsel in connection with the Fee and Expense Application. Defendants have not agreed to and reserve the right to oppose the Special Award Application. The Court will determine the amount of any fee and expense award to Plaintiffs’ Counsel (the “Fee Award”) and any special award to Mr. Pacchia.

WHEN AND WHERE WILL THE SETTLEMENT HEARING BE HELD? DO I HAVE THE RIGHT TO APPEAR AT THE SETTLEMENT HEARING?

39.       The Court will consider the Settlement and all matters related to the Settlement at the Settlement Hearing. The Settlement Hearing will be held before The Honorable J. Travis Laster on March 4, 2015, at 2:00 p.m., in the Court of Chancery, New Castle County Courthouse, 500 North King Street, Wilmington, Delaware 19801.

40.       Any Class member or Current Stockholder who objects to the Settlement, the application for attorneys’ fees and expenses by Plaintiff’s Counsel, or any application for a special award to Plaintiff, or who otherwise wishes to be heard, may appear in person or through his, her, or its attorney at the Settlement Hearing and present any evidence or argument that may be proper and relevant; provided, however, that no such person shall be heard or entitled to contest the approval of the terms and conditions of the Settlement, or, if approved, the Judgment to be entered thereon, or the allowance of fees and expenses to Plaintiff’s Counsel (including any special award to Plaintiff) unless, no later than ten business days before the Settlement Hearing, such person files with the Register in Chancery, Court of Chancery, 500 North King Street, Wilmington, Delaware, 19801, the following: (a) proof of ownership of Activision stock either (i) as of July 25, 2013 and continuously to the present (if objecting to the derivative aspects of the settlement); or (ii) as of July 25, 2013 or based upon the acquisition of Class Shares thereafter (if objecting to the class aspects of the settlement); (b) a written and signed notice of the Objector’s intention to appear, which states the name, address and telephone number of Objector and, if represented, his, her or its counsel; (c) a detailed statement of the objections to any matter before the Court; and (d) a detailed statement of all of the grounds thereon and the reasons for the Objector’s desire to appear and to be heard, as well as all documents or writings which the Objector desires the Court to consider. Any such filings with the Court must also be served upon each of the following counsel (by hand, first class U.S. mail, or express service) such that they are received no later than ten calendar days prior to the Settlement Hearing:

Joel Friedlander, Esq.

Jeffrey M. Gorris, Esq.

FRIEDLANDER & GORRIS, P.A.

222 Delaware Avenue, Suite 1400

Wilmington, DE 19801

Co-Lead Counsel for Plaintiff

Jessica Zeldin, Esq.

ROSENTHAL, MONHAIT & GODDESS, P.A.

919 N. Market Street, Suite 1401

Wilmington, DE 19801

Delaware Liaison Counsel for Plaintiff

Collins J. Seitz, Jr., Esq.

Garrett B. Moritz, Esq.

Eric D. Selden, Esq.

SEITZ ROSS ARONSTAM & MORTIZ LLP

100 S. West Street, Suite 400

Wilmington, DE 19801

Attorneys for Defendants Robert J. Corti, Robert J. Morgado and Richard Sarnoff

R. Judson Scaggs, Jr., Esq.

Shannon E. German, Esq.

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

1201 North Market Street, 16th Floor

Wilmington, DE 19801

Attorneys for Defendants Brian G. Kelly, Robert A. Kotick, ASAC II LP, and

ASAC II LLC

Raymond J. DiCamillo, Esq.

Susan M. Hannigan, Esq.

RICHARDS, LAYTON & FINGER, P.A.

One Rodney Square

920 N. King Street

Wilmington, DE 19801

Attorneys for Defendants Vivendi, S.A., Philppe G. H. Capron, Jean-Yves

Charlier, Frederic R. Crepin, Jean-Francois Dubos, Lucian Grainge and Regis

Turrini

Edward P. Welch, Esq.

Edward B. Micheletti, Esq.

Sarah Runnells Martin, Esq.

Lori W. Will, Esq.

SKADDEN, ARPS, SLATE, MEAGHER

& FLOM LLP

One Rodney Square

Wilmington, DE 19899-0636

Attorneys for Nominal Defendant Activision Blizzard, Inc.

41.      Unless the Court otherwise directs, any person who fails to object in the manner prescribed above shall be deemed to have waived his, her, or its right to object and shall be forever barred from raising any objection to the Settlement or Plaintiff’s Counsel’s application for an award of attorneys’ and expenses, or any other matter related to the Settlement, in the Action or in any other action or proceeding.

CAN I SEE THE COURT FILE? WHOM SHOULD I CONTACT IF I HAVE QUESTIONS?

42.          This Notice does not purport to be a comprehensive description of the Action, the allegations related thereto, the terms of the Settlement, or the Settlement Hearing. For a more detailed statement of the matters involved in the Action, you may inspect the pleadings, the Stipulation, the Orders entered by the Court, and other papers filed in the Action at the Office of the Register in Chancery in the Court of Chancery of the State of Delaware, New Castle County Courthouse, 500 N. King Street, Wilmington, Delaware 19801, during regular business hours of each business day. You may also view a copy of the Stipulation at http://investor.activision.com. If you have questions regarding the Settlement, you may write or call Plaintiff’s Counsel: Lawrence P. Eagel, Esquire, Bragar Eagel & Squire, PC, 885 Third

Avenue, Suite 3040, New York, NY 10022, (212) 308-5858, and Joel Friedlander, Friedlander & Gorris, P.A., 222 Delaware Avenue, Suite 1400, Wilmington, DE 19801, (302) 573-3500.

DO NOT CALL OR WRITE THE COURT OR THE OFFICE OF THE REGISTER IN CHANCERY REGARDING THIS NOTICE

NOTICE TO PERSONS OR ENTITIES HOLDING RECORD OWNERSHIP ON BEHALF OF OTHERS

43.          Brokerage firms, banks, and other persons or entities who hold shares of Activision common stock as record owners, but not as beneficial owners, are directed to either (a) promptly request from Activision sufficient copies of this Notice to forward to all such beneficial owners and after receipt of the requested copies promptly forward such Notices to all such beneficial owners; or (b) promptly provide a list of the names and addresses of all such beneficial owners to Jeffrey A. Brown, Corporate Secretary, Activision, 3100 Ocean Park Blvd., Santa Monica, CA 90405, after which Activision will promptly send copies of the Notice to such beneficial owners. Copies of this Notice may be obtained by calling Activision’s transfer agent, toll free, at (800) 509-5586.

BY ORDER OF THE COURT

Dated: January 2, 2014	Register in Chancery